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                                                                      EXHIBIT B

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

           ALLIED CAPITAL ADVISERS, INC., ALLIED CAPITAL CORPORATION,
                         ALLIED CAPITAL CORPORATION II,
  ALLIED CAPITAL LENDING CORPORATION AND ALLIED CAPITAL COMMERCIAL CORPORATION

 DATED AS OF AUGUST 14, 1997, AS AMENDED AND RESTATED AS OF SEPTEMBER 19, 1997

                               TABLE OF CONTENTS

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                                                                                        PAGE
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
ARTICLE I.  THE MERGER................................................................    1
     Section 1.01.  The Merger........................................................    1
     Section 1.02.  Conversion of Shares..............................................    2
     Section 1.03.  Surrender.........................................................    2

ARTICLE II.  THE SURVIVING COMPANY....................................................    3
     Section 2.01.  Charter...........................................................    3
     Section 2.02.  Bylaws............................................................    4
     Section 2.03.  Directors and Officers............................................    4

ARTICLE III.  REPRESENTATIONS AND WARRANTIES APPLICABLE TO ALL COMPANIES..............    4
     Section 3.01.  Corporate Existence and Power.....................................    4
     Section 3.02.  Corporate Authorization...........................................    4
     Section 3.03.  Governmental Authorization........................................    4
     Section 3.04.  Non-Contravention.................................................    5
     Section 3.05.  Binding Effect....................................................    5
     Section 3.06.  Company Subsidiaries..............................................    5
     Section 3.07.  Disclosure Documents..............................................    5
     Section 3.08.  Finders' Fees.....................................................    6
     Section 3.09.  Absence of Undisclosed Liabilities................................    6
     Section 3.10.  Financial Statements..............................................    6
     Section 3.11.  Litigation........................................................    7
     Section 3.12.  Regulatory Matters................................................    7

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES APPLICABLE TO INDIVIDUAL COMPANIES........    7
     Section 4.01.  Capitalization....................................................    7
     Section 4.02.  Stock Options.....................................................    8
     Section 4.03.  SEC and SBA Filings...............................................    8
     Section 4.04.  Taxes.............................................................    9
     Section 4.05.  Non-Wholly Owned Subsidiaries.....................................   10
     Section 4.06.  Employee Benefit Plans; ERISA.....................................   10
     Section 4.07.  Environmental Matters.............................................   11

ARTICLE V.  COVENANTS OF ALL COMPANIES................................................   11
     Section 5.01.  Best Efforts......................................................   11
     Section 5.02.  Exemptive Order...................................................   11
     Section 5.03.  Filings under HSR Act.............................................   11
     Section 5.04.  Certain Filings...................................................   11
     Section 5.05.  Joint Proxy Statement/Prospectus; Registration Statement..........   12
     Section 5.06.  Access............................................................   12
     Section 5.07.  Further Assurances................................................   12
     Section 5.08.  Confidentiality...................................................   12
     Section 5.09.  Conduct of Each Company...........................................   12
     Section 5.10.  Stockholders' Meeting.............................................   13
     Section 5.11.  Other Offers......................................................   13
     Section 5.12.  Notices of Certain Events.........................................   14

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
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
ARTICLE VI.  COVENANTS OF INDIVIDUAL COMPANIES........................................   14
     Section 6.01.  Indemnification of Officers and Directors of Each Acquired
      Company.........................................................................   14
     Section 6.02.  Directors of Lending..............................................   15
     Section 6.03.  Distributions.....................................................   15
     Section 6.04.  RIC and REIT Qualifications.......................................   16
     Section 6.05.  Post-Merger Dividend..............................................   16
     Section 6.06.  Affiliates........................................................   16
     Section 6.07.  Stock Options.....................................................   16
     Section 6.08.  Employee Benefit Plans............................................   16
     Section 6.09.  Other Employee Matters............................................   16
     Section 6.10.  Articles of Merger................................................   16

ARTICLE VII.  CONDITIONS TO THE MERGER................................................   17
     Section 7.01.  Closing Date......................................................   17
     Section 7.02.  Conditions to the Obligations of Each Company.....................   17

ARTICLE VIII.  TERMINATION............................................................   18
     Section 8.01.  Termination.......................................................   18
     Section 8.02.  Effect of Termination.............................................   19

ARTICLE IX.  MISCELLANEOUS............................................................   19
     Section 9.01.  Notices...........................................................   19
     Section 9.02.  Amendments; Waivers...............................................   20
     Section 9.03.  Expenses..........................................................   20
     Section 9.04.  Successors and Assigns............................................   20
     Section 9.05.  Governing Law.....................................................   20
     Section 9.06.  Survival..........................................................   20
     Section 9.07.  Counterparts......................................................   20
     Section 9.08.  Entire Agreement..................................................   20
     Section 9.09.  Captions..........................................................   20
     Section 9.10.  Parties in Interest...............................................   20
     Section 9.11.  No Dissenter's Rights.............................................   21

ANNEXES:
     Annex I      Articles of Merger
     Annex II     Form of Affiliate Letter
     Annex III    Legal Opinions

SCHEDULES:
     Schedule 3.04          Consents, etc. under Agreements
     Schedule 3.06(a)       Subsidiaries of Each Company and Jurisdiction of Their
                            Organization
     Schedule 3.06(b)       Liens and Other Limitations and Restrictions on the
                            Subsidiaries' Outstanding Capital Stock, etc.
     Schedule 3.08          Investment Bankers Retained by the Respective Companies as
                            Financial Advisor for the Merger
     Schedule 3.11          Litigation
     Schedule 4.03(a)(ii)   Jurisdictions in Which Advisers is Registered as an
                            Investment Adviser
     Schedule 4.03(a)(iv)   Agreements between Advisers and Any of Its Directors or
                            Officers
     Schedule 4.03(b)(ii)   Agreements between Allied I, Allied II, or Lending and Any of Its Directors or Officers
     Schedule 4.03(c)(ii)   Agreements between Commercial and Any of Its Directors or
                            Officers

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
     INDEX OF DEFINITIONS:                                                        SECTION
     1933 Act...................................................................  3.03
     1934 Act...................................................................  3.03
     1940 Act...................................................................  3.03
     1958 Act...................................................................  3.03
     Acquired Company...........................................................  1.01(a)
     Acquired Company Shares....................................................  1.02(b)
     Acquisition Proposal.......................................................  5.11(a)
     Advisers...................................................................  Preamble
     Advisers Act...............................................................  3.03
     Affiliate..................................................................  4.03(a)(iv)
     affiliates.................................................................  6.06
     Agreement..................................................................  Preamble
     Allied I...................................................................  Preamble
     Allied II..................................................................  Preamble
     Articles of Merger.........................................................  1.01(b)
     Balance Sheet..............................................................  3.09
     BDC........................................................................  4.03(a)(iii)
     blue sky...................................................................  3.03
     Closing....................................................................  7.01
     Closing Date...............................................................  7.01
     Code.......................................................................  1.01(d)
     Commercial.................................................................  Preamble
     Common Stock...............................................................  1.02(b)
     Company....................................................................  Preamble
     Company Securities.........................................................  4.01(f)
     Conversion.................................................................  1.02(b)
     disclosing party...........................................................  5.06
     Disclosure Documents.......................................................  3.07(a)
     Effective Time.............................................................  1.01(b)
     Enumerated Provisions......................................................  9.06
     Environmental, Health and Safety Laws......................................  4.07(b)
     ERISA......................................................................  4.06(a)
     Exchange Agent.............................................................  1.03(a)
     Exemptive Order............................................................  3.03
     Final Closing Date.........................................................  8.01(b)
     Funding....................................................................  4.05
     GAAP.......................................................................  3.10
     GCL........................................................................  1.01(a)
     Hazardous Substances.......................................................  4.07(b)
     HSR Act....................................................................  3.03
     investigating party........................................................  5.06
     IRS........................................................................  4.04(a)
     Joint Proxy Statement/Prospectus...........................................  3.07(a)
     Lending....................................................................  Preamble
     Lien.......................................................................  3.06(b)
     Material Adverse Effect....................................................  3.01

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
                                                                                  SECTION
                                                                                  -------
     Merger.....................................................................  1.01(a)
     Merger Consideration.......................................................  1.02(b)
     Mortgage...................................................................  4.05
     Part I.....................................................................  4.04(b)
     Part II....................................................................  4.04(c)
     Pension Plan...............................................................  4.06(a)
     person.....................................................................  3.01
     Priority Closing Date......................................................  8.01(b)
     Registration Statement.....................................................  5.05
     REIT.......................................................................  4.04(c)
     RIC........................................................................  4.04(b)
     SBA........................................................................  3.03
     SEC........................................................................  3.03
     SEC Reports................................................................  4.03(a)(i)
     Small Business Act.........................................................  3.03
     Stockholders' Meeting......................................................  5.10
     Subsidiary.................................................................  3.01
     superior Acquisition Proposal..............................................  5.11(b)
     Surviving Company..........................................................  1.01(a)
     tax........................................................................  4.04(a)
     trading day................................................................  9.03(a)
     Welfare Plan...............................................................  4.06(b)

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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of August 14, 1997, as amended and restated as of September 19, 1997 (this "Agreement"), by and among Allied Capital Advisers, Inc. ("Advisers"), Allied Capital Corporation ("Allied I"), Allied Capital Corporation II ("Allied II"), Allied Capital Lending Corporation ("Lending") and Allied Capital Commercial Corporation ("Commercial"), each a Maryland corporation (individually, a "Company" and collectively, the "Companies").

     WHEREAS, the parties have previously executed and delivered the Agreement and Plan of Merger dated as of August 14, 1997 (the "Original Agreement"); and

     WHEREAS, the parties desire to amend and restate the Original Agreement to make certain changes pertaining to, among other things, the certificates representing Acquired Company Shares (as defined herein) and the rights appertaining thereto prior to surrender thereof; and

     WHEREAS, the parties do not intend by this amendment and restatement to reaffirm as of any date subsequent to August 14, 1997, the representations and warranties previously made herein, unless the context otherwise specifically requires, and accordingly they agree that all references to "the date of this Agreement", "the date hereof" and terms of similar import shall continue to refer, unless the context otherwise specifically requires, to August 14, 1997, the date of the execution and delivery of the Original Agreement;

     NOW THEREFORE, pursuant to Section 9.02 of the Original Agreement and in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Original Agreement, including the annexes and schedules thereto, is hereby amended and restated so as to read in its entirety as follows:

                                   ARTICLE I.

                                   THE MERGER

     SECTION 1.01. THE MERGER. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.01(b)), each of Advisers, Allied I, Allied II and Commercial (each, an "Acquired Company," and collectively, the "Acquired Companies") shall be merged (the "Merger") with and into Lending in accordance with the Maryland General Corporation Law (the "GCL"), whereupon the separate existence of each Acquired Company shall cease, and Lending shall be the surviving corporation (the "Surviving Company").

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger specified in Article VII, the Companies will execute and file articles of merger substantially in the form of Annex I hereto (the "Articles of Merger") with the State Department of Assessments and Taxation of the State of Maryland and make all other filings or recordings required by applicable law in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of the State of Maryland or at such later time as is specified in the Articles of Merger (the "Effective Time").

     (c) From and after the Effective Time, the Surviving Company shall possess all of the purposes, powers and assets and be subject to all of the liabilities and obligations of each Acquired Company and Lending, all as provided under
Section 3-114 of the GCL.

     (d) The parties intend that the Merger qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). The parties also intend that this Agreement constitute a "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-1(c).

     (e) The Articles of Merger provide for the amendment of the charter of
Lending: (i) to increase the authorized shares of common stock, par value $0.0001 per share, of Lending from 20,000,000 to 100,000,000 shares; (ii) to change the name of Lending as the Surviving Company to "Allied Capital Corporation" and (iii) in certain other respects as set forth in the Articles of Merger.

     SECTION 1.02. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Acquired Company Shares (as hereinafter defined):

          (a) Each Acquired Company Share that is owned by any Acquired Company or Lending or by any Subsidiary (as defined in Section 3.01) of any of them shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Each share of common stock of the respective Acquired Companies, par value $0.001 per share in the case of Advisers, $1.00 per share in the case of Allied I, $1.00 per share in the case of Allied II and $0.0001 per share in the case of Commercial, outstanding immediately prior to the Effective Time (collectively, the "Acquired Company Shares"), other than Acquired Company Shares to be canceled in accordance with Section 1.02(a), shall be converted (the "Conversion"), without any action on the part of the holder, into fully paid and non-assessable shares of common stock, par value $0.0001 per share, of Lending ("Common Stock") according to the following respective conversion ratios (the "Merger Consideration"):

             (i) each Acquired Company Share of Advisers shall be converted into
        0.31 shares of Common Stock;

             (ii) each Acquired Company Share of Allied I shall be converted into 1.07 shares of Common Stock;

             (iii) each Acquired Company Share of Allied II shall be converted into 1.40 shares of Common Stock; and

             (iv) each Acquired Company Share of Commercial shall be converted into 1.60 shares of Common Stock.

          (c) The Surviving Company shall issue fractional shares of Common Stock to the extent the Conversion results in a fraction of a share, in which case such fraction shall be rounded to the nearest one-thousandth of a share (rounding upward from the mid-point between thousandths of a share).

          (d) All Acquired Company Shares shall cease to exist, and each certificate previously representing Acquired Company Shares shall (subject to Section 1.03(c)) thereafter represent for all corporate purposes the shares of Common Stock into which such Acquired Company Shares have been converted. Certificates previously representing Acquired Company Shares shall be exchanged for a confirmation of ownership of Common Stock issued in consideration therefor upon surrender in accordance with Section 1.03, without interest.

          (e) Except as provided in Section 1.02(d), the Surviving Company shall issue shares of Common Stock to be issued in the Merger in uncertificated form, and in accordance with Section 1.03 shall send to each person entitled to receive such shares the information required under Section 2-210(c) of the GCL with respect to such shares (a "Confirmation").

     SECTION 1.03. SURRENDER. (a) Prior to the Effective Time, Lending shall appoint an agent reasonably acceptable to each Acquired Company (the "Exchange Agent") for the purpose of exchanging certificates representing Acquired Company Shares for Confirmations as to the Merger Consideration. Lending shall make available to the Exchange Agent, as needed, the Merger Consideration and related information to be delivered in respect of the Acquired Company Shares. Promptly after the Effective Time, Lending shall send, or shall cause the Exchange Agent to send, to each holder of Acquired Company Shares at the Effective Time a letter of transmittal, in form and substance reasonably acceptable to the Acquired Company in which that holder owns Acquired Company Shares, for use in such exchange (which shall specify that the risk of loss and title to the certificates representing the Acquired Company Shares shall pass only upon proper delivery of the certificates representing such Acquired Company Shares to the Exchange Agent).

     (b) From and after the Effective Time, each holder of Acquired Company Shares, upon surrender to the Exchange Agent of a certificate or certificates representing such Acquired Company Shares, together with a properly completed letter of transmittal covering such Acquired Company Shares, shall be entitled to receive a Confirmation as to the Merger Consideration deliverable in respect of such Acquired Company Shares.

     (c) No dividends or other distributions that have been declared or made in respect of the Common Stock with a record date after the Effective Time shall be paid to any person in respect of Common Stock such person receives in the Merger unless such person has surrendered the certificates formerly representing all Acquired Company Shares held by such person, together with a properly completed letter of transmittal covering such certificates. Such dividends or other distributions shall instead be paid to the Exchange Agent on behalf of, and as nominee for, such person, and held by the Exchange Agent in a non-interest bearing account. Upon surrender of any such certificates formerly representing Acquired Company Shares, the Exchange Agent shall distribute to such person the amount of dividends or other distributions in respect of Common Stock with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence), without interest.

     (d) Holders of record immediately prior to the Effective Time of Acquired Company Shares shall be entitled, at and after the Effective Time, to vote the number of shares of Common Stock into which their Acquired Company Shares shall have been converted so long as they remain record holders of such shares of Common Stock, regardless of whether the certificates formerly representing such Acquired Company Shares shall have been surrendered in accordance with this
Section 1.03 or a Confirmation with respect to such shares of Common Stock shall have been issued.

     (e) If any portion of the Merger Consideration is to be delivered to a person other than the registered holder of the Acquired Company Shares represented by the certificates surrendered in exchange therefor, it shall be a condition to such delivery that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such delivery shall pay to the Exchange Agent any transfer or other taxes required as a result of such delivery to a person other than the registered holder of such Acquired Company Shares or establish to the satisfaction of the Surviving Company that such taxes have been paid or are not payable.

     (f) The foregoing provisions of this Section 1.03 shall apply to Acquired Company Shares of a given Acquired Company held by a person partly in certificated form and partly in uncertificated form. If any holder of Acquired Company Shares of a given Acquired Company shall at the Effective Time hold all of such Acquired Company Shares in uncertificated form, then the foregoing provisions of this Section 1.03 shall not apply to such Acquired Company Shares, and such holder shall be entitled to receive a Confirmation as to the Merger Consideration issuable in respect of such Acquired Company Shares without any action on the part of such holder.

     (g) At the Effective Time, the stock transfer books of each Acquired Company shall be closed, and thereafter there shall be no further registration of transfers of Acquired Company Shares. If, after the Effective Time, certificates representing Acquired Company Shares are presented to the Surviving Company, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article I.

     (h) Any dividends or other distributions paid to the Exchange Agent pursuant to Section 1.03(c) that remain unclaimed by the holders of Acquired Company Shares shall not revert or be returned to the Surviving Company, and the Surviving Company hereby waives any rights it may have to such assets. The Surviving Company shall not be liable to any holder of Acquired Company Shares for any amount required to be paid to a public official pursuant to applicable abandoned property laws.

                                  ARTICLE II.

                             THE SURVIVING COMPANY

     SECTION 2.01. CHARTER. The charter of Lending in effect at the Effective Time, as amended by the Articles of Merger, shall be the charter of the Surviving Company until amended in accordance with applicable law.

     SECTION 2.02. BYLAWS. The bylaws of Lending in effect at the Effective Time shall be the bylaws of the Surviving Company until amended in accordance with applicable law.

     SECTION 2.03. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law and the charter and bylaws of the Surviving Company, the directors of Lending at the Effective Time (giving effect to the election or appointment of directors provided for in Section 6.02) shall be the directors of the Surviving Company and (ii) the officers of Lending at the Effective Time shall be the officers of the Surviving Company.

                                  ARTICLE III.

           REPRESENTATIONS AND WARRANTIES APPLICABLE TO ALL COMPANIES

Each Company represents and warrants to each other Company that:

     SECTION 3.01. CORPORATE EXISTENCE AND POWER. Such Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite corporate power and authority required to carry on its business as now conducted. Such Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the condition (financial or otherwise), business or results of operations of such Company and its Subsidiaries, taken as a whole (other than any change or effect resulting from any change in general economic conditions), or on the ability of such Company to consummate the transactions contemplated by this Agreement (a "Material Adverse Effect"). For purposes of this Agreement, "Subsidiary" means, with respect to any person, any other person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such person, and the term "person" means any corporation, partnership, limited liability company, trust, association, organization or other entity or natural person. Such Company has heretofore delivered to each of the other Companies or its counsel true and complete copies of such Company's charter and bylaws as currently in effect.

     SECTION 3.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by such Company of this Agreement and the consummation by such Company of the transactions contemplated hereby are within such Company's corporate powers and, except for the approval by such Company's stockholders of this Agreement and the Merger, have been duly authorized by all necessary corporate action on the part of such Company.

     SECTION 3.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by such Company of this Agreement and the consummation by such Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of the Articles of Merger in accordance with the GCL and appropriate documents with the relevant authorities of jurisdictions in which such Company is qualified to do business as a foreign corporation; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act"), the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the "1940 Act") and, with respect to Advisers, the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the "Advisers Act"); (iv) compliance with any applicable state securities or "blue sky" laws; (v) compliance with any applicable requirements of the Small Business Investment Act of 1958, as amended, and the rules and regulations promulgated thereunder (the "1958 Act"), the Small Business Act (1958), as amended, and the rules and regulations promulgated thereunder (the "Small Business Act") and any other applicable requirements, rules, or regulations of the U.S. Small Business Administration (the "SBA"); (vi) the issuance by the U.S. Securities and Exchange Commission

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

(the "SEC") of an order exempting the Merger from the provisions of Sections 17(a) and 57(a) of the 1940 Act (the "Exemptive Order"); and (vii) such other actions or filings, the absence of which would not have a Material Adverse Effect with respect to such Company.

     SECTION 3.04. NON-CONTRAVENTION. The execution, delivery and performance by such Company of this Agreement and the consummation by such Company of the transactions contemplated hereby do not and will not (i) violate any provision of applicable law or regulation (assuming compliance with the matters referred to in Section 3.03) or of any judgment or order of any court of competent jurisdiction, (ii) other than as set forth in Schedule 3.04, contravene or constitute a default or require a consent of any person, or give rise to a right of termination, cancellation or acceleration of any right or obligation of such Company or to a loss of any benefit to which such Company is entitled, or result in the creation or imposition of any Lien on any asset of such Company or any of its Subsidiaries, under any agreement or other instrument binding on such Company or any of its Subsidiaries, or (iii) violate any provision of the charter or bylaws of such Company, except, in the case of clauses (i) and (ii) above, for any such contravention, default, failure to obtain consent, termination, cancellation, acceleration, loss or Lien that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to such Company.

     SECTION 3.05. BINDING EFFECT. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, such Company, enforceable against such Company in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally or by general equitable principles (regardless of whether such enforcement is sought in a proceeding in equity or at law).

     SECTION 3.06. COMPANY SUBSIDIARIES. (a) Each Subsidiary of such Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization set forth in Schedule 3.06(a), has all corporate or other powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to such Company. As of the date of this Agreement, the Subsidiaries of such Company set forth in Schedule 3.06(a) are the only Subsidiaries of such Company.

     (b) Except as specified in Schedule 3.06(b) or in Section 4.05, (i) all of the outstanding capital stock or other voting securities or ownership interests of each Subsidiary of such Company is owned by such Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), (ii) there are no outstanding (A) securities of such Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of such Company, (B) options, warrants or other rights to acquire from such Company or any of its Subsidiaries, or any other obligation of such Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of such Company, or (C) securities of any Subsidiary of such Company other than capital stock, voting securities or other ownership interests in such Subsidiary, and
(iii) there are no outstanding obligations of such Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding capital stock, voting securities or other ownership interests of any such Subsidiary. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     SECTION 3.07. DISCLOSURE DOCUMENTS. (a) Each document filed by such Company with the SEC in connection with the transactions contemplated by this Agreement (the "Disclosure Documents"), including, without limitation, the joint proxy statement of the Companies also constituting the prospectus in respect of the Common Stock to be issued in the Merger (the "Joint Proxy Statement/Prospectus") to be sent to the stockholders of each Company, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the 1940 Act; provided that no representation and warranty is made by any Company concerning statements or omissions contained therein based upon information furnished or which should have been furnished by any other Company specifically for use therein.

     (b) At the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of any Company, at the time such stockholders vote on approval of the Merger and at the Effective Time, with respect to that Company the Joint Proxy Statement/Prospectus (as supplemented or amended, if applicable) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing by such Company of any Disclosure Document other than the Joint Proxy Statement/Prospectus and at the time of any distribution thereof, such Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties by any Company contained in this
Section 3.07(b) will not apply to statements or omissions included in the Disclosure Documents based upon information furnished or which should have been furnished by any other Company specifically for use therein.

     SECTION 3.08. FINDERS' FEES. Except for (i) Morgan Stanley & Co. Incorporated, whose fees are to be paid in accordance with Section 9.03(a), and
(ii) the investment banker retained by each respective Company, as set forth in
Schedule 3.08, whose fees are to be paid by such Company, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of such Company who is entitled to any fee or commission from any Company or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

     SECTION 3.09. ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent reflected in the consolidated balance sheet of such Company as of December 31, 1996 and included in such Company's audited consolidated financial statements for the year ended December 31, 1996 (each a "Balance Sheet") or as referred to or described in the notes to the Company's audited consolidated financial statements for the year ended December 31, 1996, neither such Company nor any of its Subsidiaries had as of December 31, 1996 any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) that were material to such Company and its Subsidiaries, taken as a whole. Since the date of the Balance Sheet of such Company, neither such Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that are material to such Company and its Subsidiaries, taken as a whole, except for such as were incurred in the ordinary course of business and consistent with past practice or in furtherance of the transactions contemplated by this Agreement.

     SECTION 3.10. FINANCIAL STATEMENTS. (a) Such Company's audited consolidated financial statements for the fiscal years ended December 31, 1992 through December 31, 1996 included in its annual reports on Form 10-K and its unaudited consolidated interim financial statements for the fiscal quarters ended March 31, 1997 and June 30, 1997 included in its quarterly reports on Form 10-Q fairly present in all material respects, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), the consolidated financial position of such Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in net assets, cash flows and selected per share data and ratios for the periods then ended (subject to normal year-end adjustments in the case of any unaudited consolidated interim financial statements).

     (b) Since December 31, 1996 there has not been (i) any redemption, purchase or other acquisition by such Company of any of such Company's Acquired Company Shares or shares of Common Stock, as applicable (other than those transacted through the Allied Capital Deferred Compensation Trust or through such Company's dividend reinvestment plan), or any declaration or payment of any dividend by such Company other than (A) as disclosed in such Company's reports on Form 10-Q for the first and second quarters of 1997 and (B) dividends on such Company's Acquired Company Shares or shares of Common Stock, as applicable, as permitted in Section 6.03, or (ii) any event that has had or could reasonably be expected to have a Material Adverse Effect on such Company.

     SECTION 3.11. LITIGATION. Except as disclosed in such Company's SEC Reports (as hereinafter defined) or Schedule 3.11, there is no suit, action or proceeding pending or, to the knowledge of such Company, threatened against or affecting such Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to (i) have a Material Adverse Effect with respect to such Company or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against such Company or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

     SECTION 3.12. REGULATORY MATTERS. Such Company has all material permits, licenses, approvals, orders, authorizations of and registrations with any governmental entity or self-regulatory organization required by the Company to carry on its business as presently conducted.

                                  ARTICLE IV.

       REPRESENTATIONS AND WARRANTIES APPLICABLE TO INDIVIDUAL COMPANIES

     SECTION 4.01. CAPITALIZATION. (a) Advisers represents and warrants to each other Company that its authorized capital stock consists of 20,000,000 shares of common stock, par value $0.001 per share, and that, as of July 31, 1997 there were 9,133,379 shares of common stock of Advisers outstanding.

     (b) Allied I represents and warrants to each other Company that its authorized capital stock consists of 10,000,000 shares of common stock, par value $1.00 per share, and that, as of July 31, 1997 there were 7,367,052 shares of common stock of Allied I outstanding.

     (c) Allied II represents and warrants to each other Company that its authorized capital stock consists of 20,000,000 shares of common stock, par value $1.00 per share, and that, as of July 31, 1997 there were 7,628,615 shares of common stock of Allied II outstanding.

     (d) Lending represents and warrants to each other Company that (i) its authorized capital stock consists of 20,000,000 shares of common stock, par value $0.0001 per share, which share amount shall be increased to 100,000,000 shares upon the effectiveness of the Articles of Merger, (ii) as of July 31, 1997 there were outstanding 5,150,448 shares of Common Stock, and (iii) subject to the Articles of Merger becoming effective, the shares of Common Stock to be issued in the Merger will, when issued, have been duly authorized and validly issued and will be fully paid and nonassessable, and the issuance of such shares in the Merger will not be subject to any preemptive or other similar rights.

     (e) Commercial represents and warrants to each other Company that its authorized capital stock consists of 50,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share, and that, as of July 31, 1997 there were 14,476,997 shares of common stock of Commercial outstanding, and no shares of such preferred stock of Commercial outstanding.

     (f) Each Company represents and warrants to each other Company that all of its issued and outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable and that, except as set forth in this Section 4.01 or Section 4.02 and except for shares of Common Stock issued after July 31, 1997 pursuant to such Company's dividend reinvestment plan or upon exercise of options referred to in Section 4.02, there are no outstanding (i) shares of capital stock or other voting securities of such Company, or (ii) securities of such Company convertible into or exchangeable for shares of capital stock or other voting securities of such Company, or (iii) options, warrants or other rights to acquire from such Company, or any other obligation of such Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Company (the items referred to in clauses (i), (ii) and (iii) with respect to any Company being referred to collectively as "Company Securities"). Each Company represents and warrants to each other Company that there are no outstanding obligations of such Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities of such Company.

     SECTION 4.02. STOCK OPTIONS. (a) Advisers represents and warrants to each other Company that as of July 31, 1997, pursuant to its Incentive Stock Option Plan, there were outstanding options to purchase 1,632,126 shares of common stock of Advisers.

     (b) Allied I represents and warrants to each other Company that as of July 31, 1997, pursuant to its Stock Option Plan, there were outstanding options to purchase 803,881 shares of common stock of Allied I.

     (c) Allied II represents and warrants to each other Company that as of July 31, 1997, pursuant to its Stock Option Plan, there were outstanding options to purchase 714,630 shares of common stock of Allied II.

     (d) Lending represents and warrants to each other Company that as of July 31, 1997, pursuant to its Stock Option Plan, there were outstanding options to purchase 504,894 shares of common stock of Lending.

     (e) Commercial represents and warrants to each other Company that as of July 31, 1997, pursuant to its Incentive Stock Option Plan, there were outstanding options to purchase 729,669 shares of common stock of Commercial.

     (f) Each Company represents to each other Company that it has reserved sufficient shares of its common stock for issuance upon exercise of all outstanding options issued by such Company.

     SECTION 4.03. SEC AND SBA FILINGS. (a) Advisers represents and warrants to each other Company that:

          (i) It has heretofore timely filed all registration statements, reports, proxy statements and other documents and information with the SEC ("SEC Reports") required to be filed by it pursuant to the 1933 Act, the 1934 Act, the 1940 Act and the Advisers Act since December 31, 1994. Such SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act and the Advisers Act, as the case may be, and none of such SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Such Company has otherwise complied in all material respects with the 1933 Act, the 1934 Act, the 1940 Act and the Advisers Act.

          (ii) It is duly registered as an investment adviser under the Advisers Act and any other applicable law. Schedule 4.03(a)(ii) lists the jurisdictions in which Advisers is registered as an investment adviser, and each such registration is in full force and effect. Other than the jurisdictions set forth in Schedule 4.03(a)(ii), Advisers is not required to be registered as an investment adviser in any jurisdiction, except where such non-registration, individually or in the aggregate, has not had and would not have a Material Adverse Effect with respect to Advisers. Advisers is not required to be registered under any applicable law as a transfer agent or a broker-dealer.

          (iii) Neither Advisers nor any "affiliated person" of Advisers (as defined in the 1940 Act), as applicable, is ineligible pursuant to Section 9(a) or (b) of the 1940 Act to serve as an investment adviser (or in any other capacity contemplated by the 1940 Act) to an investment company registered under the 1940 Act or to a company which has elected to be a "business development company" pursuant to Section 54 of the 1940 Act and has not withdrawn its election (a "BDC"). Neither Advisers nor any "person associated" (as defined in the Advisers Act) with Advisers, as applicable, is ineligible pursuant to Section 203 of the Advisers Act to be an investment adviser registered under the Advisers Act or person associated with such a registered investment adviser.

          (iv) Except as set forth in its reports and proxy statements, including the exhibits thereto, filed with the SEC pursuant to the 1934 Act, the 1940 Act and/or the Advisers Act since December 31, 1994 or in
     Schedule 4.03(a)(iv), there are no material employment, consulting, benefit, severance or indemnification arrangements, agreements or understandings between Advisers, on the one hand, and any directors or officers of Advisers, on the other hand, and, except as so set forth, none of such directors or officers or any

     Affiliate of Advisers has any interest (other than normal rights as a stockholder of Advisers) in any material property, real or personal, tangible or intangible, used in the business of Advisers. For purposes of this Agreement, "Affiliate" means, with respect to any person, any other person which, as of the time of determination, controls, is controlled by or is under common control with such person.

     (b) Each of Allied I, Allied II and Lending represents and warrants to each other Company that, as to itself:

          (i) It has heretofore timely filed all SEC Reports required to be filed by it pursuant to the 1933 Act, the 1934 Act and the 1940 Act since December 31, 1994. Such SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the 1940 Act, as the case may be, and none of such SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Such Company has otherwise complied in all material respects with the 1933 Act, the 1934 Act and the 1940 Act.

          (ii) Except as set forth in its reports and proxy statements, including the exhibits thereto, filed with the SEC pursuant to the 1934 Act and/or the 1940 Act since December 31, 1994 or in Schedule 4.03(b)(ii), there are no material employment, consulting, benefit, severance or indemnification arrangements, agreements or understandings between such Company, on the one hand, and any directors or officers of such Company, on the other hand, and, except as so set forth, none of such directors or officers or any Affiliate of such Company has any interest (other than normal rights as a stockholder of such Company) in any material property, real or personal, tangible or intangible, used in the business of such Company.

          (iii) Such Company and each of its Subsidiaries has filed all material reports and documents required to be filed pursuant to the 1958 Act, the Small Business Act, and any other applicable SBA requirement, rule or regulation.

     (c) Commercial represents and warrants to each other Company:

          (i) It has heretofore timely filed all SEC Reports required to be filed by it pursuant to the 1933 Act and the 1934 Act since December 31, 1994. Such SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and none of such SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Such Company has otherwise complied in all material respects with the 1933 Act and the 1934 Act.

          (ii) Except as set forth in its reports and proxy statements, including the exhibits thereto, filed with the SEC pursuant to the 1934 Act since December 31, 1994 or in Schedule 4.03(c)(ii), there are no material employment, consulting, benefit, severance or indemnification arrangements, agreements or understandings between Commercial, on the one hand, and any directors or officers of Commercial, on the other hand, and, except as so set forth, none of such directors or officers or any Affiliate of Commercial has any interest (other than normal rights as a stockholder of Commercial) in any material property, real or personal, tangible or intangible, used in the business of Commercial.

     SECTION 4.04. TAXES. (a) Each Company represents and warrants to each other Company that such Company and each of its Subsidiaries has filed all tax returns required to be filed and has paid, or has established an adequate reserve for the payment of, all taxes required to be shown on such returns, and the most recent Balance Sheet of such Company reflects an adequate reserve for all such taxes accrued through the date of such Balance Sheet in accordance with GAAP. No material deficiencies for any taxes have been proposed, asserted or assessed against such Company or any of its Subsidiaries that are not adequately reserved for in such Balance Sheet. The respective federal income tax returns of such Company and its Subsidiaries (i) in the case of Allied I, Allied II, Lending and Commercial have not been examined by the U.S. Internal Revenue Service (the "IRS") during the period of five calendar years preceding the date of this

Agreement, and (ii) in the case of Advisers have, except with respect to claims for refund, been examined and settled with the IRS for, or the statute of limitations has expired (and no waiver extending the statute of limitations has been requested or granted) with respect to, all periods through December 31, 1992. For the purposes of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include, except where the context otherwise requires, all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. Neither such Company nor any of its Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code.

     (b) Each of Allied I, Allied II and Lending represents and warrants to each other Company that, as to itself, (i) it is, and since its formation has elected to be, treated as a "regulated investment company" within the meaning of Section 851 of the Code ("RIC"), and is and since its formation has been entitled to the benefits available under the provisions of Part I of Subchapter M of Chapter 1 of the Code ("Part I") and (ii) during each of its taxable years it has paid dividends in amounts sufficient to reduce its income and excise tax liabilities for such years to zero.

     (c) Commercial represents and warrants to each other Company that (i) Commercial is, and since its formation has been, a "real estate investment trust" within the meaning of Section 856(a) of the Code ("REIT"), and is, and since its formation has been entitled to the benefits available under the provisions of Part II of Subchapter M of Chapter 1 of the Code ("Part II") and
(ii) during each of its taxable years Commercial has paid dividends in amounts sufficient to reduce its income and excise tax liabilities for such years to zero.

     SECTION 4.05. NON-WHOLLY OWNED SUBSIDIARIES. Commercial represents and warrants to each other Company that, as of the date of this Agreement, it directly owns 79% of the units of ownership interest in Allied Capital Mortgage LLC ("Mortgage") and indirectly (through its wholly-owned subsidiary ALCC Acceptance Corporation) owns 82% of the units of ownership interest in Allied Capital Funding, L.L.C. ("Funding"), each a Delaware limited liability company and each deemed to be an affiliated person (as such term is defined in the 1940
Act) of Commercial. Commercial represents and warrants that (i) the units of ownership interest it owns in each of Mortgage and Funding are free and clear of any Lien and free of any other limitation or restriction other than as set forth in the respective limited liability company agreements of Mortgage and Funding and (ii) there are no obligations of Commercial or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding ownership interests of Mortgage or Funding.

     SECTION 4.06. EMPLOYEE BENEFIT PLANS; ERISA. Advisers represents and warrants to each other Company that:

     (a) No "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plan") that Advisers maintains, or to which Advisers is obligated to contribute had, as of the respective last annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on reasonable actuarial assumptions utilized by Advisers. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. No Pension Plan to which Advisers is obligated to contribute with respect to any current or former employee of Advisers is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

     (b) Each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA (sometimes referred to herein as "Welfare Plan")) that Advisers maintains and that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code.

     (c) Other than claims for benefits arising in the ordinary course of the administration and operation of the Pension Plans and Welfare Plans, there are no claims, investigations or arbitrations pending by or with respect to any current or former employees of Advisers against any Pension Plan or Welfare Plan or against Advisers or any trust or arrangement created under or as part of any Pension Plan or Welfare Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any Pension Plan or Welfare Plan that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Advisers.

     SECTION 4.07. ENVIRONMENTAL MATTERS. (a) Each Company represents and warrants to each other Company that (i) except for commercially reasonable quantities of leasing and office supplies, such Company has never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Substance; and (ii) to the knowledge of such Company, (A) such Company does not have any material liability under, nor has such Company ever violated in any material respect, any Environmental, Health and Safety Law; (B) such Company is in compliance in all material respects with all applicable Environmental, Health and Safety Laws; and (C) such Company has never entered into nor been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter nor received any demand letter, formal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental, Health and Safety Law.

     (b) For the purposes of this Section 4.07, "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, injunctions, judgments, orders, decrees and rulings) of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened release of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials (including petroleum products and asbestos) or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes ("Hazardous Substances").

                                   ARTICLE V.

                           COVENANTS OF ALL COMPANIES

Each Company agrees that:

     SECTION 5.01. BEST EFFORTS. Subject to the terms and conditions of this Agreement, such Company shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     SECTION 5.02. EXEMPTIVE ORDER. Such Company shall use its best efforts to proceed as promptly as possible to cause the Exemptive Order to be issued and shall negotiate in good faith with each other Company as to any amendment to this Agreement that may be necessary to comply with any conditions of the Exemptive Order that are inconsistent with this Agreement.

     SECTION 5.03. FILINGS UNDER HSR ACT. Such Company shall use its best efforts to proceed as promptly as possible to cause to be made the necessary filings under the HSR Act with respect to the transactions contemplated by this Agreement and shall thereafter use its best efforts to ensure that the related waiting period expires or is otherwise terminated at the earliest possible time.

     SECTION 5.04. CERTAIN FILINGS. Such Company (a) shall cooperate with each other Company in determining whether any actions by or in respect of, or filings with, any governmental body, agency, official or authority (other than such actions or filings as are referred to in this Agreement) are required, or any actions, consents, approvals or waivers are required to be obtained from third parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) use its best efforts in seeking any such actions, consents, approvals or waivers required by it or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 5.05.  JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION
STATEMENT. Such Company shall cooperate in the preparation and filing with the SEC by Lending of a registration statement on Form N-14 with respect to the Common Stock to be issued in the Merger, which shall include the Joint Proxy Statement/Prospectus (the "Registration Statement"), as soon as practicable after the date hereof and shall use its best efforts to cause such Registration Statement to be declared effective under the 1933 Act. Promptly after the effectiveness of the Registration Statement, each Company shall cause the definitive Joint Proxy Statement/Prospectus, together with appropriate proxies, to be mailed to its stockholders, and, if necessary, after the definitive Joint Proxy Statement/Prospectus shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials. Such Company shall furnish each other Company with all information concerning itself, its directors, officers, stockholders and properties and such other matters as may be necessary or advisable for the preparation of the Registration Statement, the Joint Proxy Statement/Prospectus, and any filings under state blue sky laws in connection with the transactions contemplated by this Agreement.

     SECTION 5.06. ACCESS. Such Company (the "disclosing party") shall, after receiving reasonable advance notice from any other Company (the "investigating party"), afford the investigating party and its representatives reasonable access to the disclosing party's books and records, licenses, agreements and other information relating to the disclosing party. The investigating party may, directly or through its representatives, make such investigation of the assets of the disclosing party and its businesses as the investigating party may deem necessary or advisable. No such investigation shall affect or limit the representations and warranties of any Company contained herein.

     SECTION 5.07. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of each Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of such Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of each Acquired Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

     SECTION 5.08. CONFIDENTIALITY. Such Company shall use all reasonable efforts to maintain the confidentiality of all non-public information concerning each other Company and its Subsidiaries that is received by such Company or its representatives in connection with the Merger, subject to the requirements of applicable law and to judicial process.

     SECTION 5.09. CONDUCT OF EACH COMPANY. From the date hereof until the Effective Time, except as contemplated or specifically permitted by this Agreement or with the prior written consent of each of the other Companies, such Company shall cause the business of that Company and its Subsidiaries to be conducted in the ordinary course consistent with past practice and shall use its best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and, if applicable, employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, such Company agrees that, without such consent, it will not, and will not permit any of its Subsidiaries to, do or agree to do any of the following:

     (a) adopt or propose any change in its charter or bylaws;

     (b) merge or consolidate with any other person except as provided in
Section 5.11 and except for any merger solely between such Company and one or more of its Subsidiaries (provided such Company is the surviving company in such merger) or solely between two or more of such Company's Subsidiaries;

     (c) sell or otherwise dispose of any assets or property except in the ordinary course of business consistent with past practice;

     (d) amend any material contract, instrument or other agreement;

     (e) acquire any assets other than in the ordinary course of business;

     (f) incur any material liabilities or any material indebtedness except in the ordinary course of business consistent with past practice;

     (g) take any action that would make any representation and warranty (other than any representation and warranty made as of a specified date) of such Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time; or

     (h) adopt, amend, modify or terminate any Pension Plan or Welfare Plan if the effect thereof, individually or in the aggregate, would be a material increase in the liabilities of such Company thereunder.

     SECTION 5.10. STOCKHOLDERS' MEETING. Such Company shall cause a meeting of its stockholders (each, a "Stockholders' Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The directors of such Company shall, subject to the exercise of their fiduciary duties after consulting with outside counsel, recommend approval and adoption of this Agreement and the Merger by such Company's stockholders. In connection with such meeting, such Company (i) will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement, the Merger and the transactions contemplated hereby (subject, insofar as the duty to recommend approval and adoption of this Agreement and the Merger is concerned, to the exercise of their fiduciary duties after consulting with outside counsel) and (ii) will otherwise comply with all legal requirements applicable to such meeting.

     SECTION 5.11. OTHER OFFERS. (a) Subject to the provisions of Section 5.11(b), in consideration of the substantial expenditure of time, effort and expense undertaken and to be undertaken by each Company in the investigation, negotiation and preparation of documents and other activities related to the Merger, each Company agrees that, during the term of this Agreement, it will not, without the consent of each other Company:

          (i) solicit, initiate or encourage submission of proposals or offers for, or accept any offers for, or enter into negotiations or discussion with, any other person with regard to any Acquisition Proposal;

          (ii) furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist, facilitate or encourage, any Acquisition Proposal between such Company and any other person; or

          (iii) enter into a transaction, or commitment with respect thereto (written or oral), with any person concerning an Acquisition Proposal.

For purposes of this Agreement, "Acquisition Proposal" with respect to a Company means any proposal for a merger or other business combination involving such Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and other than any merger or other business combination solely between such Company and one or more of its Subsidiaries or solely between two or more of such Company's Subsidiaries.

     (b) Notwithstanding any other provisions of this Agreement to the contrary, to the extent required by the fiduciary obligations of the board of directors of any Company, as determined in good faith by a majority of the disinterested members thereof based on the advice of that Company's outside counsel, such Company may:

          (i) in response to an unsolicited request therefor, participate in discussions or negotiations with, afford access to the properties, books or records of such Company to, or furnish information with respect to such Company pursuant to a customary confidentiality agreement (as determined by such Company's outside counsel) to, any person in connection with any Acquisition Proposal with respect to such Company; and

          (ii) approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of this Agreement or the Merger) a superior Acquisition Proposal (hereinafter defined) or enter into an agreement with respect to such superior Acquisition Proposal.

For purposes of this Agreement, "superior Acquisition Proposal" with respect to a Company means a bona fide Acquisition Proposal made by a third party with respect to such Company which a majority of the disinterested members of the board of directors of such Company determines in its good faith judgment (based on the advice of such Company's independent financial advisor) to be more favorable to such Company's stockholders than the Merger, and for which financing, to the extent required, is then committed or which, in the good faith judgment of a majority of such disinterested members (based on the advice of such Company's independent financial advisor), is reasonably capable of being financed by such third party.

     (c) Each Company will promptly notify each other Company orally and in writing of: (i) any Acquisition Proposal or any inquiry with respect to or which could lead to any Acquisition Proposal and the identity of the person making any such Acquisition Proposal; and (ii) any inquiry or any request for non-public information relating to such Company or for access to the properties, books or records of such Company by any person that has advised such Company that it is considering making, or has made, an Acquisition Proposal. Each Company will keep each other Company fully informed of the status and details of any such Acquisition Proposal or inquiry.

     (d) Nothing contained in this Agreement shall prohibit a Company or the board of directors of such Company from (i) taking and disclosing a position with respect to a tender offer by any person pursuant to Rules 14d-9 and 14e-2 under the 1934 Act and (ii) making such disclosures to such Company's stockholders which in the judgment of the board of directors of such Company, with the advice of outside counsel, may be required under applicable law.

     SECTION 5.12. NOTICES OF CERTAIN EVENTS. Such Company shall promptly notify each other Company of:

     (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

     (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting such Company that, if adversely determined, would have a Material Adverse Effect on such Company or that relate to the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE VI.

                       COVENANTS OF INDIVIDUAL COMPANIES

     SECTION 6.01. INDEMNIFICATION OF OFFICERS AND DIRECTORS OF EACH ACQUIRED COMPANY. Lending agrees that:

     (a) From and after the consummation of the Merger, Lending as the Surviving Company shall indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of an Acquired Company or any of its Subsidiaries from any and all losses, liabilities, claims, damages, costs and expenses (including reasonable attorneys' fees) resulting from their acts and omissions occurring prior to the Effective Time to the full extent permitted by applicable provisions of the GCL and the 1940 Act including, without limitation, in respect of all actions or omissions to act or alleged actions or omissions to act arising out of or pertaining to the Merger (including, without limitation, the negotiation, execution and delivery of this

Agreement), including rights to receive advance payment of fees and expenses in defending any suits, actions or proceedings. The Surviving Company shall cause to be maintained in effect for not less than 72 months from the Effective Time policies of directors' and officers' liability insurance currently in force and covering those persons who are directors of an Acquired Company as of the date hereof (provided that the Surviving Company may substitute therefor policies providing coverage in an aggregate amount of $2,500,000, the other terms and conditions of which are no less advantageous to the insured than those contained in the policies currently in force) with respect to matters occurring prior to the Effective Time; provided, that, in the event any claim or claims are asserted or made within such 72 months, such coverage in respect thereof shall not be terminated until final disposition of all such claims.

     (b) In the event any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the Companies agree to cooperate and use their best efforts to defend against and respond thereto.

     (c) This Section 6.01, which shall survive the consummation of the Merger at the Effective Time, and except as set forth herein, shall continue without limit, is intended to benefit each present and former director or officer of each Acquired Company and its Subsidiaries (who shall be entitled to enforce the provisions hereof) and shall be binding on all successors and assigns of such Acquired Company and the Surviving Company and shall be in addition to any other rights such person may have under the charter or bylaws of the Surviving Company or any of its Subsidiaries, under the GCL or otherwise. In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in such case, proper provisions shall be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.01.

     SECTION 6.02. DIRECTORS OF LENDING. Prior to the Effective Time, Lending shall take such action as may be necessary (i) to increase the size of its board of directors to twenty-three and (ii) to cause the election or appointment of each of the following persons as additional directors of Lending (if such person is willing to serve as a director of Lending):

        Joseph A. Clorety III      John D. Firestone          Charles L. Palmer
        Michael I. Gallie          Lawrence I. Hebert         Laura W. van Roijen
        Warren K. Montouri         John I. Leahy              Brooks H. Browne
        Guy T. Steuart II          John D. Reilly             Swep T. Davis
        T. Murray Toomey           Smith T. Wood              Robert E. Long

     SECTION 6.03. DISTRIBUTIONS. (a) Advisers agrees that it will not and will not agree to declare or pay any dividend or make any distribution on any of its shares of common stock, or (otherwise than through the Allied Capital Deferred Compensation Trust or through Advisers' dividend reinvestment plan) redeem, repurchase or otherwise acquire any such shares, prior to the Effective Time.

     (b) Allied I agrees that it will not and will not agree to declare or pay any dividend or make any distribution on any of its shares of common stock or (otherwise than through Allied I's dividend reinvestment plan) redeem, repurchase or otherwise acquire any such shares, provided that this Section 6.03 shall not prohibit (i) the payment of any dividend declared prior to the date of this Agreement or (ii) the declaration and payment of, and Allied I shall (unless prohibited by applicable law) declare prior to the Effective Time with a record date prior to the Effective Time, (A) a dividend consisting of an in-kind distribution of all the remaining outstanding common stock of Lending held by Allied I, payable prior to the Effective Time, and (B) if necessary, one or more additional dividends payable no later than January 31, 1998, in an amount that, when aggregated with all dividends that were both declared and paid by Allied I after January 31, 1997, is sufficient to reduce its income and excise tax liabilities for 1997 to zero.

     (c) Each of Allied II, Lending and Commercial agrees that it will not and will not agree to declare or pay any dividend or make any distribution on any of its shares of common stock or (otherwise than through such Company's dividend reinvestment plan) redeem, repurchase or otherwise acquire any such shares, provided that this Section 6.03 shall not prohibit (i) the payment of any dividend declared prior to the date of this Agreement or (ii) the declaration and payment of, and each such Company shall declare prior to the Effective Time with a record date prior to the Effective Time, one or more additional dividends payable no later than January 31, 1998 in an amount that, when aggregated with all dividends that were both declared and paid by such Company after January 31, 1997, is sufficient to reduce its income and excise tax liabilities for 1997 to zero.

     (d) Notwithstanding the preceding subsections of this Section 6.03, in the event the Priority Closing Date, as defined in Section 8.01, is extended pursuant to such Section then, in addition to any dividend otherwise permitted by this Section 6.03, each of Allied I, Allied II, Lending and Commercial shall be permitted after December 31, 1997, to declare and pay dividends in the ordinary course of their business consistent with past practice.

     SECTION 6.04. RIC AND REIT QUALIFICATIONS. Until the Effective Time, each of Allied I, Allied II and Lending agrees that it shall remain qualified as a RIC entitled to the benefit of the provisions of Part I, and Commercial agrees that it shall remain qualified as a REIT entitled to the benefit of the provisions of Part II.

     SECTION 6.05. POST-MERGER DIVIDEND. Lending or the Surviving Company shall comply with the requirements of Treas. Reg. Section 1.852-12(b)(1) by declaring a dividend in an amount equal to its total current and accumulated earnings and profits, including any such earnings and profits of any of the Acquired Companies to which the Surviving Company succeeded in the Merger under the provisions of Section 381 of the Code and applicable Treasury Regulations (but without regard to any deficits in earnings and profits of any of the Acquired Companies). Such dividend shall have a record date of the close of business on December 31, 1997, subsequent to the Effective Time, and shall be payable no later than January 31, 1998.

     SECTION 6.06. AFFILIATES. Each Acquired Company agrees that prior to the Closing Date (as defined in Article VII) it shall deliver to Lending a letter identifying all persons who are to such Acquired Company's knowledge, at the time this Agreement is submitted for approval to the stockholders of such Acquired Company, "affiliates" of such Acquired Company for purposes of Rule 145 under the 1933 Act. Such Acquired Company shall use its reasonable efforts to cause each such person to deliver to Lending at or prior to the Closing Date a written agreement substantially in the form attached as Annex II hereto.

     SECTION 6.07. STOCK OPTIONS. Each Company shall take such action as shall be necessary to terminate, immediately prior to the Effective Time, its Stock Option Plan (in the case of Allied I, Allied II or Lending) or its Incentive Stock Option Plan (in the case of Commercial or Advisers), and shall use its reasonable efforts to terminate, with the consent of the option holder, all options outstanding thereunder.

     SECTION 6.08. EMPLOYEE BENEFIT PLANS. Advisers and the Surviving Company will take all actions necessary to ensure that, as of the Effective Time, the Surviving Company effectively assumes sponsorship of The Allied Employee Stock Ownership Plan. In addition, at the Effective Time, the Surviving Company will provide to each person described in Section 6.09 those employee benefits provided to them by Advisers immediately prior to the Effective Time, subject to the Surviving Company's right to amend, modify or terminate the relevant benefit programs as it determines in its sole discretion to be appropriate. Advisers and the Surviving Company will take all actions necessary to ensure that the aforementioned employee benefits can be provided to these persons at the Effective Time.

     SECTION 6.09. OTHER EMPLOYEE MATTERS. At the Effective Time, each person who is immediately prior to the Effective Time an employee of Advisers will become an employee of the Surviving Company subject to the termination of such employment by the employer, the employee, by mutual consent of the employer and employee or in any other manner.

     SECTION 6.10. ARTICLES OF MERGER. Subject to the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Section 7.02, each Company shall execute and deliver at the Closing the Articles of Merger.

                                  ARTICLE VII.

                            CONDITIONS TO THE MERGER

     SECTION 7.01. CLOSING DATE. The closing of the Merger (the "Closing") shall take place as promptly as practicable after the conditions set forth in this Article VII have been satisfied or, to the extent permitted hereby, waived, at the offices of Sutherland, Asbill & Brennan LLP or at such other time and place as the Companies shall agree. The date on which the closing occurs is herein referred to as the "Closing Date."

     SECTION 7.02. CONDITIONS TO THE OBLIGATIONS OF EACH COMPANY. The respective obligation of each Company to consummate the Merger is subject to the satisfaction of the following conditions:

     (a) Representations and Warranties. The representations and warranties of each other Company set forth in this Agreement and in any certificate or other writing delivered by such other Company pursuant hereto that are qualified as to materiality shall be true and correct, and the representations and warranties of such other Company set forth in this Agreement and in any certificate or other writing delivered by such other Company pursuant hereto that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of each such time (provided that representations and warranties made as of a specified date shall be required to be true and correct only as of such date), and such other Company shall have delivered a certificate signed on behalf of such other Company by its chief executive officer and chief financial officer to such effect.

     (b) Performance of Obligations. Each other Company shall have performed in all material respects all of its respective obligations hereunder required to be performed by it under this Agreement at or prior to the Closing Date, and such other Company shall have delivered to each other Company a certificate dated the Closing Date signed on behalf of such other Company by its chief executive officer and chief financial officer to such effect.

     (c) 1933 Act. The Registration Statement shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     (d) Exemptive Order. The Exemptive Order shall have been issued by the SEC and shall not contain any terms or conditions that are (i) unacceptable to any Company, in its reasonable discretion, or (ii) inconsistent with this Agreement.

     (e) HSR Act. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

     (f) Stockholder Approval. This Agreement and the Merger shall have been duly approved by the stockholders of each respective Company by a vote of at least two-thirds of all the votes entitled to be cast with respect thereto in accordance with the GCL and the 1940 Act.

     (g) SBA and Other Approvals. Each Company and its Subsidiaries shall have obtained by the Closing Date any required approvals by the SBA in connection with the Merger.

     (h) Consents of Third Parties.  Each of the consents referred to in
Schedule 3.04 shall have been obtained.

     (i) No Legal Prohibition. No provision of any statute, rule or regulation, and no judgment, injunction, order or decree of any court or governmental agency shall prohibit or restrain the consummation of the Merger.

     (j) Fairness Opinion. Such Company shall have received the written opinion of its financial advisor identified in Schedule 3.08, dated on or about the date of this Agreement, in form and substance satisfactory to such Company's board of directors, a copy of which opinion shall be included as an exhibit to the definitive Joint Proxy Statement/Prospectus, and such opinion shall not have been withdrawn by such financial advisor.

     (k) Tax Opinion. Each Company shall have received on the Closing Date a tax opinion from Sutherland, Asbill & Brennan LLP, dated the Closing Date, as to the status of the Merger as a tax-free reorganization for federal income tax purposes, reasonably acceptable in form and substance to such Company.

     (l) Distribution. Allied I shall have declared and paid the dividend referred to in clause (ii)(A) of Section 6.03(b).

     (m) Legal Opinions. Each Company shall have received on the Closing Date an opinion from the legal counsel to each other Company, dated the Closing Date, addressing the matters set forth in Annex III, reasonably satisfactory in form and substance to such Company.

     (n) Listing of Common Stock. The shares of Common Stock to be issued in the Merger shall have been approved for listing by the Nasdaq Stock Market upon official notice of issuance.

                                 ARTICLE VIII.

                                  TERMINATION

     SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement and the Merger by the stockholders of the Companies):

     (a) by mutual written consent of each Company duly authorized by or on behalf of their respective boards of directors;

     (b) by any Company at any time after December 31, 1997 (the "Priority Closing Date"), if the Merger has not been consummated on or prior to such date; provided, however, that in the event any of the conditions set forth in Section
7.02 shall not have been satisfied on or prior to the Priority Closing Date, any Company shall have the right, unilaterally, to extend the Priority Closing Date for a period of up to 90 days after the Priority Closing Date (the last day of such extension being referred to as the "Final Closing Date") at any time on or prior to the Priority Closing Date upon written notice to the other parties, in which event no party may terminate this Agreement pursuant to this Section 8.01(b) unless the Merger has not been consummated by the Final Closing Date; and provided further that the right to terminate under this Section 8.01(b) shall not be available to any Company whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before such applicable date;

     (c) by any Company if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining any Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

     (d) by any Company if the stockholders of any Company shall have voted upon and not approved the transactions contemplated by this Agreement;

     (e) by any Company in the event that the board of directors, including a majority of the disinterested directors, of such Company shall have determined to enter into an agreement with respect to a superior Acquisition Proposal as contemplated by Section 5.11(b); or

     (f) by any Company on or prior to September 1, 1997, in the event a majority of the disinterested members of the board of directors of such Company shall determine in good faith that, based on its investigation of each other Company, there is (i) any actual or potential liability of any other Company not disclosed in the Schedules to this Agreement that would have a material effect on the fairness of the conversion ratios set forth in Section 1.02(b) or (ii) any matter involving such other Company that could reasonably be expected to have a Material Adverse Effect with respect to such other Company.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d),
(e) or (f) shall give notice of such termination to the other parties in the manner specified in Section 9.01.

     SECTION 8.02. EFFECT OF TERMINATION. If this Agreement is validly terminated as permitted by Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation of any Company (or any stockholder, director, officer, employee, agent, consultant or representative of such Company) to any other Company except as provided in
Section 9.03 hereof; provided, however, that nothing contained in this Section
8.02 shall relieve any Company from liability for any breach of this Agreement, including, but not limited to, any liability of such Company for any and all damages, costs and expenses (including, but not limited to, reasonable counsel fees) sustained or incurred by the other Companies as a result of such breach.

                                  ARTICLE IX.

                                 MISCELLANEOUS

     SECTION 9.01. NOTICES. All notices, requests and other communications to any Company hereunder shall be in writing (including telecopy or similar writing), addressed to such Company and given at or sent to the following address:

        c/o Allied Capital Advisers, Inc. (omit this line if the addressee is Advisers)
        1666 K Street, N.W., 9th Floor
        Washington, D.C. 20006-2803
        Attention: William L. Walton
        Telecopy: (202) 659-2053

      with a copy to:

     (a)  in the case of notices to Advisers:

        Sutherland, Asbill & Brennan LLP
        1275 Pennsylvania Avenue, N.W.
        Washington, D.C. 20004-2404
        Attention: Steven B. Boehm, Esq.
        Telecopy: (202) 637-3593

     (b)  in the case of notices to Allied I:

        Miles & Stockbridge, a Professional Corporation
        10 Light Street
        Baltimore, Maryland 21202-1487
        Attention: J. W. Thompson Webb, Esq.
        Telecopy: (410) 385-3700

     (c)  in the case of notices to Allied II:

        Tucker, Flyer & Lewis, a professional corporation
        1615 L Street, N.W., Suite 400
        Washington, D.C. 20036-5612
        Attention: Jack L. Lewis, Esq
        Telecopy: (202) 429-3231

     (d)  in the case of notices to Lending:

        Piper & Marbury L.L.P.
        1200 19th Street, N.W., 8th Floor
        Washington, D.C. 20036-2430
        Attention: Alan C. Porter, Esq.
                   Anthony H. Rickert, Esq.
        Telecopy: (202) 223-2085

     (e)  in the case of notices to Commercial:

          Dickstein Shapiro Morin & Oshinsky LLP
          2101 L Street, N.W.
          Washington, D.C. 20037-1526
          Attention: Matthew G. Maloney, Esq.
          Telecopy: (202) 887-0689

or such other address or telecopy number as such Company may hereafter specify for the purpose by notice to the other Companies. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.01 and the appropriate answer back is received or (ii) if given by any other means, when delivered at the address specified in this Section 9.01.

     SECTION 9.02. AMENDMENTS; WAIVERS. Any provision of this Agreement may be amended or waived prior to the Effective Time, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Company or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of any Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any Acquired Company Shares, (ii) any term of the charter of the Surviving Company or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any Acquired Company Shares or shares of Common Stock.

     SECTION 9.03. EXPENSES. (a) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be allocated to and paid by the Companies pro rata on the basis of the respective amounts of their market capitalization determined at the close of the trading day immediately prior to the date of this Agreement. A "trading day" shall be any date on which the Nasdaq Stock Market's National Market is open for business.

     (b) Each Company shall pay the fees and expenses of the investment banking firm identified in Schedule 3.08 as being engaged by such Company in connection with the Merger.

     SECTION 9.04. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

     SECTION 9.05. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Maryland.

     SECTION 9.06. SURVIVAL. The covenants, agreements, representations and warranties of the parties contained herein, other than Sections 5.07, 6.01 and
6.05 (the "Enumerated Provisions"), shall not survive, and shall be extinguished by, the consummation of the Merger. The Enumerated Provisions shall survive the Closing and the consummation of the Merger.

     SECTION 9.07. COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     SECTION 9.08. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

     SECTION 9.09. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     SECTION 9.10. PARTIES IN INTEREST. Nothing expressed or implied herein is intended or shall be construed to confer upon any person, other than the parties hereto (and except as otherwise provided pursuant to Section 6.01), any rights or remedies under or by reason of this Agreement of the transactions contemplated hereby.

     SECTION 9.11. NO DISSENTER'S RIGHTS. Pursuant to Section 3-202(c)(1) of the GCL, no stockholder of any of the parties to this Agreement shall have the right under Section 3-202 of the GCL arising from the Merger or the transactions contemplated in this Agreement, to demand and receive payment of the fair value of his or her stock from the Surviving Company.

                  *                    *                    *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                ALLIED CAPITAL ADVISERS, INC.

                                By: /s/  WILLIAM L. WALTON
                                   ---------------------------------------------
                                   William L. Walton
                                   Chairman of the Board and Chief Executive
                                    Officer

                                ALLIED CAPITAL CORPORATION

                                By: /s/ WILLIAM L. WALTON
                                   ---------------------------------------------
                                   William L. Walton
                                   Chairman of the Board and Chief Executive
                                    Officer

                                ALLIED CAPITAL CORPORATION II

                                By: /s/ WILLIAM L. WALTON
                                   ---------------------------------------------
                                   William L. Walton
                                   Chairman of the Board and Chief Executive
                                    Officer

                                ALLIED CAPITAL LENDING CORPORATION

                                By: /s/ WILLIAM L. WALTON
                                   ---------------------------------------------
                                   William L. Walton
                                   Chairman of the Board and Chief Executive
                                    Officer

                                ALLIED CAPITAL COMMERCIAL CORPORATION

                                By: /s/ WILLIAM L. WALTON
                                   ---------------------------------------------
                                   William L. Walton
                                   Chairman of the Board and Chief Executive
                                    Officer

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